UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report – October 28, 2015
(Date of earliest event reported)
QUESTAR CORPORATION
(Exact name of registrant as specified in its charter)

Utah	001-08796	87-0407509
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 South State Street, P.O. Box 45433, Salt Lake City, Utah 84145-0433
(Address of principal executive offices)
Registrant's telephone number, including area code (801) 324-5900
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.
Settlement Stipulation Regarding Application to Include Canyon Creek as a Wexpro II Property
In December 2014, Wexpro acquired an additional interest in its existing Wexpro-operated assets in the Canyon Creek Unit of southwestern Wyoming's Vermillion Basin for approximately $52.4 million. Under the terms of the Wexpro II Agreement, these properties must be submitted to the Public Service Commission of Utah (PSCU) and the Wyoming Public Service Commission (PSCW) to be considered for cost-of-service treatment for the benefit of Questar Gas customers.

As previously reported, in August 2015 Wexpro and Questar Gas submitted an application to the PSCU and the PSCW for approval to include the acquisition of the acquired Canyon Creek properties under the terms of the Wexpro II Agreement. As part of this application, Wexpro proposed significant changes to its cost-of-service program to enable future cost-of-service gas production to be more competitive with current market prices and to conduct a gas development drilling program. Wexpro is proposing that the return on post-2015 Development Drilling be lowered to the Commission-Allowed Rate of Return on investment as defined in the Wexpro II Agreement (currently 7.64%). The pre-2016 investment base and associated returns would not be affected. Wexpro is also proposing that Dry-Hole and non-commercial well costs be shared on a 50%/50% basis between utility customers and Wexpro, and any annual savings be shared 50%/50% between utility customers and Wexpro when the annual weighted average price of cost-of service production from Wexpro properties is lower than the average annual market price.

On October 26, 2015, Questar Gas, Wexpro, the Utah Division of Public Utilities, the Utah Office of Consumer Services and the Wyoming Office of Consumer Advocate signed a Settlement Stipulation, which modifies the proposals contained in the August application in certain respects. If approved, the Settlement Stipulation will provide Questar Gas customers with long-term cost-of-service gas supplies that are competitive with market prices and will allow Wexpro to conduct a gas development drilling program. Specifically, the Settlement Stipulation includes the Canyon Creek acquisition as a Wexpro II property, and accepts the proposed changes to the cost-of-service program with the following modifications: (a) Wexpro and Questar Gas will reduce the maximum combined production from Wexpro properties from 65% of Questar Gas's annual forecasted demand to 55% by 2020; (b) the costs allocated to utility customers pursuant to the 50%/50% sharing of Dry-Hole and non-commercial well costs will be limited to 4.5% of Wexpro's annual development drilling program costs; and (c) Wexpro's 50% share of any annual savings resulting when the annual price of cost-of-service production is lower than the annual average market price will be limited so that Wexpro will not earn a return exceeding the return earned on gas development investment under the 1981 Wexpro Agreement. Pursuant to the Settlement Stipulation, the parties agree to support the Settlement Stipulation during hearings scheduled November 6, 2015 in Utah and November 18, 2015 in Wyoming. The terms of the August application, as well as the proposed modifications contemplated by the Settlement Stipulation, remain subject to the approval of both the PSCU and the PSCW. Questar expects that the PSCU and the PSCW will consider the application before the end of 2015. However, there can be no assurance that the Canyon Creek acquisition will be approved as a Wexpro II property, or that any of the proposed changes to the Wexpro model will be approved.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUESTAR CORPORATION (Registrant)

October 28, 2015	/s/ Kevin W. Hadlock
Kevin W. Hadlock Executive Vice President and Chief Financial Officer

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